AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 28, 2014

Registration No. 333-168394

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITIL CORPORATION

(Exact name of registrant as specified in its charter)

New Hampshire	02-0381573
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6 Liberty Lane West

Hampton, New Hampshire 03842-1720

(603) 772-0775

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark H. Collin

Senior Vice President, Chief Financial Officer and Treasurer

Unitil Corporation

6 Liberty Lane West

Hampton, New Hampshire 03842-1720

(603) 772-0775

(Name, address, including zip code, and telephone number, including area code, of agents for service)

With copies to:

Thomas H. Redekopp, Esq.

Duane Morris LLP

100 High Street, Suite 2400

Boston, MA 02110-1724

(857) 488-4200

Approximate date of commencement of proposed sale to public: On and after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Dividend Reinvestment and

Stock Purchase Plan

Prospectus

121,148 Shares of Common Stock

Unitil Corporation’s Dividend Reinvestment and Stock Purchase Plan is a convenient and economical method of purchasing our common stock without paying any processing fee or service charge.

The Plan is open to:

•	holders of record of our common stock; and

•	our employees (including employees of our subsidiaries or affiliates) who hold shares of common stock through our Tax Deferred Savings and Investment Plan.

If you participate in the Plan, you may:

•	automatically reinvest dividends on some or all of our common stock that you hold registered in your name in additional shares of our common stock at current market prices; and/or

•	invest cash payments ranging from $25 to $5,000 each calendar quarter in shares of our common stock at current market prices.

Our common stock is listed on the New York Stock Exchange under the symbol “UTL.” The reported last sale price of our common stock on the New York Stock Exchange on January 24, 2014 was $29.75 per share.

The Plan does not offer direct purchase to the general public.

Investing in our common stock involves risks that are described in the section entitled Risk Factors beginning on page 5 of this prospectus.

You should read this prospectus carefully and retain it for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

January 28, 2014

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) relating to the shares of our common stock offered under the Plan. This prospectus does not include all of the information in the registration statement and provides you with a general description of the securities offered and the Plan. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us, the Plan and the securities offered. The registration statement can be read at the SEC website or at the SEC offices mentioned in the section entitled Where You Can Find More Information.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell the shares and seeking offers to buy the shares only in jurisdictions where offers and sales are permitted. The information included in this prospectus is accurate only as of the date of this prospectus. The information incorporated by reference to another document is accurate only as of the date of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, the “Company,” “Unitil,” “we,” “us,” and “our” refer to Unitil Corporation and its subsidiaries, unless the context otherwise requires.

PROSPECTUS SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus and may not contain all of the information that may be important to you. You should read the following summary together with the more detailed information regarding our company, our common stock and the financial statements and notes to those statements included in this prospectus or incorporated by reference in this prospectus by reference to our other filings with the SEC. We urge you to read the entire prospectus carefully, especially the risks of investing in our common stock, which are discussed in the section entitled Risk Factors in this prospectus, before making an investment decision.

Who We Are

Unitil was incorporated in New Hampshire in 1984. We are a public utility holding company whose principal business is the local distribution of electricity and natural gas throughout our service areas in the states of New Hampshire, Massachusetts and Maine. We are subject to comprehensive regulation by federal and state utility regulatory authorities. We are the parent company of three distribution utilities:

•	Unitil Energy Systems, Inc., which provides electric service in the southeastern seacoast and state capital regions of New Hampshire, including the capital city of Concord, New Hampshire;

•	Fitchburg Gas and Electric Light Company, which provides both electric and natural gas service in the greater Fitchburg area of north central Massachusetts; and

•	Northern Utilities, Inc., which provides natural gas service in southeastern New Hampshire, and portions of southern and central Maine, including the city of Portland, which is the largest city in northern New England.

Together, our distribution utilities serve approximately 102,400 electric customers and 75,900 natural gas customers in their service areas.

In addition, we are the parent company of Granite State Gas Transmission, Inc., an interstate natural gas transmission pipeline company that provides interstate natural gas pipeline access and transportation services to Northern Utilities, Inc. and third party gas marketers in New Hampshire and Maine.

We do not own or operate electric generating facilities, and we recover the approved cost of purchased electricity and natural gas from our customers in rates on a reconciling basis. As a result of this reconciling rate structure, our regulated utility earnings generally are not affected by changes in the cost of purchased electricity and natural gas. Rather, our regulated utility earnings are primarily derived from the return on investment we earn on our utility assets, which are dedicated to the delivery (i.e., distribution and transmission) of electricity and natural gas to customers. Substantially all of our revenue and earnings are derived from our regulated utility operations.

Our non-regulated operations are conducted through Usource L.L.C. Usource provides energy brokering and advisory services to large commercial and industrial customers primarily in the northeastern United States. As an energy broker and advisor, Usource helps business clients manage and reduce electricity and natural gas costs using a proprietary energy trading platform. Usource does not take title to the energy but solicits energy bids from qualified competitive energy suppliers on behalf of its clients. Usource’s fees for its services are paid by the transacting supplier, typically over the term of the energy contract.

Our principal executive office is located at 6 Liberty Lane West, Hampton, New Hampshire 03842-1720 and our telephone number is (603) 772-0775.

Plan Summary

Eligibility

The Plan is open to:

•   holders of record of our common stock; and

•   our employees (including employees of our subsidiaries or affiliates) who hold shares of common stock through our Tax Deferred Savings and Investment Plan.

See Question 4.

Dividend Reinvestment Options

If you participate in the Plan, you may:

•   automatically reinvest dividends on some or all of our common stock that you hold registered in your name in additional shares of our common stock at current market prices; and/or

•   invest cash payments ranging from $25 to $5,000 each calendar quarter in shares of our common stock at current market prices.

See Questions 2, 6 and 7.

Plan Administrator	Unitil’s transfer agent, Computershare Trust Company, who we refer to as Computershare, administers the Plan. See Question 3.

Enrollment

Shareholders may enroll in the Plan at any time. To enroll in the Plan, a shareholder must complete and sign an enrollment form and return it to Computershare or enroll over the internet or by telephone. See Question 5.

Also, eligible employees may enroll in the Plan by completing a payroll deduction form and returning it to our Human Resources Department. See Question 11.

Price of Shares Purchased Through the Plan	The price of common stock purchased through the Plan will depend on whether the shares are purchased directly from us or on the open market. The price per share for shares purchased on the open market will be the weighted average price paid for all shares purchased for the Plan during the applicable investment period. The price of shares acquired directly from us will be the average of the daily averages of the high and low sale prices for the last five trading days before the applicable investment date. No purchases will be made at a price below book value. See Questions 14 and 15.

Frequency of Purchases	Computershare will purchase common stock on each quarterly investment date. See Question 14.

Plan Accounts	Shares of common stock purchased under the Plan will be credited to your Plan account and held in book-entry form. See Question 19.

Certificate Issuance	We do not issue stock certificates except by special request. You may request stock certificates for any whole shares held in your Plan account without charge at any time. See Question 19.

Termination	You may terminate your participation in the Plan at any time. Upon termination, you may reassign your whole Plan shares to Direct Registration System book shares, request a stock certificate for your whole Plan shares or request Computershare to sell all of the whole shares held in your Plan account. Any fractional share will be sold. See Questions 22 and 23.

Sale of Shares by Plan Administrator	If you request Computershare to sell all of your Plan shares, you will be charged a service fee of either $15 or $25, plus a processing fee of $0.12 per share sold, depending on how you submit your sale request. In addition, if Computershare sells a fractional share, you will be charged a service fee of $15, plus a processing fee of $0.12 per share sold. See Question 23.

RISK FACTORS

Before making an investment in shares of our common stock, you should carefully consider the risks described below and the information included or incorporated by reference in this prospectus. We have identified a number of these risks in our annual, quarterly and current reports filed with the SEC, which are incorporated by reference into this prospectus. See the section entitled Where You Can Find More Information. In addition, you should carefully consider the risks and uncertainties referred to below.

Risks Relating to this Offering

The price of our common stock may rise during the period between making an optional cash investment, its receipt by the plan administrator and the actual purchase of the stock.

Participants in the Plan have no control over or authority to direct the timing or price at which shares of common stock are purchased for their accounts. You bear this risk by participating in the Plan. You will not earn interest on funds held by the plan administrator pending their investment in common stock.

The price of our common stock may fall during the period between a request for sale, its receipt by the plan administrator and the sale in the open market.

Participants in the Plan should be aware that the price of our common stock may fall during the period between a request for sale, its receipt by the plan administrator and the sale of the stock in the open market. You bear this risk by participating in the Plan. Therefore, you should evaluate this possibility when deciding whether and when to sell any shares through the Plan.

If offers and sales under the Plan during 2013 did not comply with federal and state securities laws, the SEC or state regulators could impose monetary fines or other sanctions and request that we make a rescission offer. In addition, participants in the Plan who purchased stock under the Plan during 2013 may have a right to rescind their purchases.

We recently discovered that we were not eligible to use the registration statement on Form S-3 previously filed with the SEC to register the shares of our common stock to be issued under the Plan when we continued to sell shares under the Plan during 2013. During 2013, we sold a total of approximately 22,403 shares of our common stock to participants in the Plan for an aggregate of approximately $652,083. These sales may have constituted violations of Section 5 of the Securities Act of 1933, as amended, and corresponding provisions of applicable state securities laws. If we failed to comply with these requirements, the SEC and state securities regulators could impose monetary fines or other sanctions and request that we make a rescission offer, which is an offer to repurchase these shares. A finding that the issuance of these shares violated the federal or state securities laws may give holders of these shares a private right of action to seek rescission, which would allow a successful claimant to sell the shares back to us in return for the purchase price paid for the shares plus interest.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included or incorporated by reference into this prospectus, including, without limitation, statements regarding the financial position, business strategy and other plans and objectives for the Company’s future operations, are forward-looking statements.

These statements include declarations regarding our beliefs and current expectations. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. These forward-looking statements are subject to inherent risks and uncertainties in predicting future results and conditions that could cause the actual results to differ materially from those projected in these forward-looking statements. Some, but not all, of the risks and uncertainties include those described in the section above entitled Risk Factors, in Part I, Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and in any other reports that we file pursuant to the Securities Exchange Act of 1934 that we incorporate by reference in this prospectus and the following:

•	the Company’s regulatory environment (including regulations relating to climate change, greenhouse gas emissions and other environmental matters), which could affect the rates the Company is able to charge, the Company’s authorized rate of return and the Company’s ability to recover costs in its rates;

•	fluctuations in the supply of, demand for, and the prices of energy commodities and transmission capacity and the Company’s ability to recover energy commodity costs in its rates;

•	customers’ preferred energy sources;

•	severe storms and the Company’s ability to recover storm costs in its rates;

•	the Company’s stranded electric generation and generation-related supply costs and the Company’s ability to recover stranded costs in its rates;

•	declines in the valuation of capital markets, which could require the Company to make substantial cash contributions to cover its pension obligations, and the Company’s ability to recover pension obligation costs in its rates;

•	general economic conditions, which could adversely affect (i) the Company’s customers and, consequently, the demand for the Company’s distribution services, (ii) the availability of credit and liquidity resources and (iii) certain of the Company’s counterparty’s obligations (including those of its insurers and lenders);

•	the Company’s ability to obtain debt or equity financing on acceptable terms;

•	increases in interest rates, which could increase the Company’s interest expense;

•	restrictive covenants contained in the terms of the Company’s and its subsidiaries’ indebtedness, which restrict certain aspects of the Company’s business operations;

•	variations in weather, which could decrease demand for the Company’s distribution services;

•	long-term global climate change, which could adversely affect customer demand or cause extreme weather events that could disrupt the Company’s electric and natural gas distribution services;

•	numerous hazards and operating risks relating to the Company’s electric and natural gas distribution activities, which could result in accidents and other operating risks and costs;

•	catastrophic events;

•	the Company’s ability to retain its existing customers and attract new customers;

•	the Company’s energy brokering customers’ performance under multi-year energy brokering contracts; and

•	increased competition.

Many of these risks are beyond the Company’s control. Any forward-looking statements speak only as of the date on which we make the statement and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events, except as required by law. New factors emerge from time to time, and it is not possible for the Company to predict all of these factors, nor can the Company assess the impact of any such factor on its business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

DESCRIPTION OF THE

UNITIL CORPORATION DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

PURPOSE

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide you with a convenient and economical way to invest cash dividends paid on shares of our common stock, and/or cash payments, in additional shares of our common stock without paying any processing fee or service charge. Shares of common stock purchased under the Plan are acquired directly from us or through open market purchases, at our discretion, as discussed more fully in Question 12, below.

ADVANTAGES

2.	What are the advantages of the Plan?

The Plan offers you the opportunity to do the following without paying any processing fee or service charge:

•	reinvest dividends paid on all or a portion of your shares of our common stock in additional shares of our common stock;

•	continue to receive your cash dividends on shares of our common stock registered in your name and invest in additional shares of common stock by making optional cash payments of $25 to $5,000 per payment in any calendar quarter; or

•	both reinvest your cash dividends and make optional cash payments.

Full investment of funds is possible under the Plan because we credit fractional shares, as well as full shares, to your account. In addition, we also credit to your account dividends on these fractional shares, as well as on the full shares.

You can avoid the cumbersome safekeeping of stock certificates for shares credited to your account under the Plan. Regular statements of holdings provide you with a record of each transaction.

ADMINISTRATION

3.	Who administers the Plan?

Unitil’s transfer agent, Computershare Trust Company, who we refer to as Computershare, administers the Plan. Its duties include purchasing all shares of common stock for each participant in the Plan, crediting those purchases to each participant’s Plan account, maintaining all records of such purchases, holding the purchased shares (unless otherwise instructed), and sending quarterly statements of holdings to each participant in the Plan.

You may contact Computershare at:

Computershare

UTL Dividend Reinvestment Plan

P.O. Box 30170

College Station, TX 77842-3170

Telephone: 1-800-736-3001

website: www.computershare.com/investor

PARTICIPATION

4.	Who is eligible to participate in the Plan?

Any holder of record of our common stock or any of our employees (including employees of our subsidiaries or affiliates) who hold shares of our common stock through our Tax Deferred Savings and Investment Plan may participate in the Plan.

PARTICIPATION BY ELIGIBLE SHAREHOLDERS

5.	How does an eligible shareholder participate?

An eligible shareholder may enroll in the Plan at any time:

•	through the Internet at www.unitil.com in the Investor Relations section under “Shareholder Services - Dividend Reinvestment Plan;”

•	by accessing your shareholder account through the Internet at Computershare’s website at www.computershare.com/investor;

•	by calling Computershare at 1-800-736-3001; or

•	by completing an Enrollment Form and returning it to Computershare.

You may obtain an Enrollment Form at any time by contacting Computershare at the address, telephone number, or online as outlined in Question 3, above, or by contacting our shareholder representative at:

Unitil Corporation

6 Liberty Lane West

Hampton, NH 03842-1720

Telephone (800) 999-6501

www.unitil.com

InvestorRelations@unitil.com

If you have shares of Unitil common stock registered in more than one name or in more than one account, you may enroll as many accounts as you wish in the Plan, but Computershare will reinvest dividends only for those shares in those accounts that have been enrolled in the Plan.

If you do not wish to participate in the Plan, you will continue to receive dividends on your common stock when and as declared.

6.	What are the dividend reinvestment options?

As a participant in the Plan, you may elect to reinvest all, a portion, or none of the dividends received on your Unitil common stock for the purchase of additional shares of Unitil common stock. The options available to you are as follows:

•	FULL DIVIDEND REINVESTMENT – reinvest the dividends on all of the shares of common stock registered in your name, as well as on all the shares credited to your account under the Plan; you may also invest by making optional cash payments;

•	PARTIAL DIVIDEND INVESTMENT – receive the dividends on a portion of the shares of common stock registered in your name, as well as on the shares credited to your account under the Plan, and we will reinvest the remainder of the dividends; you may also invest by making optional cash payments; or

•	OPTIONAL CASH PAYMENTS ONLY – make optional cash payments only, in which case we will continue to pay you cash dividends on all shares of common stock registered in your name, as well as on any shares, and fractions thereof, credited to your account under the Plan.

The dates on which dividends will be reinvested are described in Question 14, below. Computershare will continue to reinvest your dividends as you indicated upon enrollment in the Plan until you specify otherwise.

OPTIONAL CASH PAYMENTS

7.	How does the cash payment option work?

If you choose to participate by making optional cash payments only, we will continue to pay cash dividends when and as declared on any shares registered in your name, plus full and fractional shares credited to your Plan account, and Computershare will apply any optional cash payments it receives from you to purchase additional shares of common stock for your account.

You may make an initial optional cash payment when enrolling in the Plan by enclosing with the Enrollment Form a check in U.S. funds drawn on a U.S. bank made payable to Computershare. If you enroll online or by telephone, you may mail your check in U.S. funds drawn on a U.S. bank made payable to Computershare with a note stating “UTL Dividend Reinvestment Plan – Optional Cash Payment” to Computershare. Thereafter, you may invest optional cash payments by completing the Purchase Additional Shares of Company Stock Form attached to the Summary of Holdings that Computershare sends you.

Computershare will not accept cash, traveler’s checks, money orders or third-party checks for optional cash investments.

8.	Are there any limitations on making optional cash payments?

The option to make cash payments is available to you as long as you are enrolled in the Dividend Reinvestment Plan. However, optional cash payments cannot exceed a total of $5,000 in a calendar quarter and there is a minimum of $25 per payment. You need not send the same amount of money each quarter, nor are you under any obligation to make an optional cash investment each quarter.

9.	When should I send optional cash payments to Computershare for investment in the Plan?

Computershare will invest optional cash payments quarterly as of the investment date set forth in Question 14, below, provided Computershare receives the optional cash payments by the cash deadline date, which is at least two business days but not more than thirty business days before the investment date. Computershare will not invest any funds received less than two business days or more than thirty business days prior to the investment date and will return those funds to you. Computershare will also return to you any optional cash payments it receives from you in excess of $5,000 in a calendar quarter. Neither we nor Computershare will pay interest on optional cash payments received. Any cash payments received by Computershare within thirty days of the investment date will be returned to you upon written request, provided Computershare receives your request at least five business days before the investment date.

10.	What if Computershare does not receive credit for my cash payment due to insufficient funds in my checking account or incorrect draft information on my check?

If Computershare does not receive credit for an optional cash payment because of insufficient funds in your checking account or due to incorrect draft information on your check, then (i) Computershare will consider the request for investment of such funds null and void, (ii) Computershare will immediately sell any shares it has already purchased in anticipation of receiving these funds and remove such shares from your account, and (iii) Computershare will be entitled to sell shares to satisfy a “returned funds” fee of $25.00. Also, Computer may place a hold on your account until you have paid the returned funds fee by check or may take any other action it considers necessary to collect the returned funds fee.

OPTIONAL CASH PAYMENTS THROUGH PAYROLL DEDUCTIONS

11.	How can I participate through payroll deductions if I am an employee of Unitil or any of its subsidiaries or affiliates?

If you are one of our employees (including employees of our subsidiaries or affiliates) and a holder of record of our common stock or you hold shares of our common stock through our Tax Deferred Savings and Investment Plan, you may also participate through payroll deductions by completing the Payroll Deduction Authorization Form (available from the Human Resources Department), which authorizes us, or our subsidiary or affiliate, to deduct any amount you specify, between $25 and $5,000 in a calendar quarter, from your paycheck. Computershare will invest the accumulated payroll deductions in common stock on each investment date, as described in Question 14, below. If you have made optional cash payments in any quarter which, in addition to the payroll deductions during such quarter, exceed $5,000, Computershare will return to you the excess received over $5,000.

To begin payroll deductions, we, or our subsidiary or affiliate, must receive the Payroll Deduction Authorization Form two weeks before the first day of the month in which you wish the deductions to begin. You may change the amount of your deductions at any time by submitting a new Payroll Deduction Authorization Form or other appropriate form, which you may obtain from us, or our subsidiary or affiliate, two weeks before the first day of the month in which you wish to have the amount changed. All deductions made not later than the last day of the last full payroll period ending in the month prior to an investment date, as set forth in Question 14, below, will be invested as of such investment date. We, or our subsidiary or affiliate, or Computershare will hold all deductions made after the last day of the last full payroll period ending in the month before an investment date and invest the funds on the next succeeding investment date. Neither we, nor our subsidiary or affiliate, nor Computershare will pay interest on any payroll deductions.

HOW COMMON STOCK IS PURCHASED AND CREDITED TO YOUR ACCOUNT

12.	Who determines whether the common stock purchased under the Plan will be purchased directly from Unitil or whether the purchases will be made on the open market?

We decide whether Computershare will purchase common stock for the Plan directly from us or on the open market.

If we decide to use open market purchases, Computershare will purchase common stock on the open market as necessary to meet the requirements of the Plan. We will not exercise any control or influence over the prices, amounts, timing or manner of purchases made by Computershare on the open market.

13.	How many shares of common stock will Computershare purchase for me?

You may not specify the number of shares to be purchased, the purchase price or the timing of any purchase.

Computershare will credit your Plan account with the number of full and fractional shares purchased. The number of shares purchased will be based on the sum of all dividends and optional cash payments (including payroll deductions) invested divided by the applicable share price.

14.	When are the purchases of common stock made?

The investment date depends on whether Computershare purchases common stock directly from us or purchases the stock on the open market.

If you are a shareholder entitled to a cash dividend and you enroll in the Plan before the record date, as described below, for a particular dividend payment, Computershare will use that dividend to purchase additional shares of common stock on the next investment date, as described more fully below. If you enroll in the Plan after the record date for a particular dividend payment, then Computershare will not reinvest dividends until the investment date relating to the next record date. Generally, the record date is approximately two weeks before a particular cash dividend payment date. Cash dividend payment dates are generally during the last week of February, May, August and November.

The investment dates for each of the investment alternatives are set forth below:

Method of Participation	Type of Purchase	Investment Date
Reinvested Dividends	Original issue stock or treasury stock	On the cash dividend payment date or the next succeeding trade date for the common stock – generally, during the last week of February, May, August and November.

	Open market purchase	On or within 30 days after the cash dividend payment date. Computershare will determine the exact time of open market purchases and will purchase common stock as promptly as possible.

Optional Cash Payments (including through Payroll Deductions)	Original issue stock or treasury stock	Quarterly, as of the cash dividend payment dates – generally, during the last week of February, May, August and November. If we do not pay a dividend in a particular quarter, the investment date will be the twenty-eighth day of February, May, August and November or, if the twenty-eighth day is not a business day, the next succeeding trade date.

	Open market purchase	On or within 30 days after the cash dividend payment date. Computershare will determine the exact time of open market purchases and will purchase common stock as promptly as possible. If we do not pay a dividend in a particular quarter, the investment date will be the twenty-eighth day of February, May, August and November or, if the twenty-eighth day is not a business day, the next succeeding trade date.

15.	What will be the price of shares of common stock purchased under the Plan?

Open Market Purchases

The price of the common stock that Computershare purchases on the open market is the weighted average of the actual prices paid for all of the shares purchased for the Plan during the investment period set forth in Question 14, above, for open market purchases.

Original Issue Stock

The price of the common stock that Computershare purchases directly from us is the average of the daily averages of the high and low sales prices for the common stock as published by the New York Stock Exchange for the last five trading days on which the common stock was traded immediately preceding the applicable investment date set forth in Question 14, above.

Book Value

Computershare will make no purchases below our book value for either open market or original issue purchases. For example, if our book value is $16 and, in the case of common stock purchased directly from us, the average of the daily averages of the high and low sales prices for the last five trading days on which the common stock was traded immediately preceding the applicable investment date is below $16, Computershare will not reinvest dividends or invest the optional cash payments in shares of common stock purchased directly from us.

If the applicable pricing formula for a purchase results in a price below book value, Computershare will pay the dividend or return the optional cash payments (including payroll deductions) directly to you by check with an explanatory note.

COSTS

16.	Who will pay the fees, commissions, and expenses in connection with purchases under the Plan?

We will pay the fees, commissions, and expenses incurred in connection with the Plan. However, you may incur certain charges in the event that you request to sell all or a portion of your shares (as described in Question 23, below). You also may incur returned funds fees (as described in Question 10, above), service fees (as described in Question 23, below), processing fees (as described in Question 23, below) or any other fees as described in this prospectus.

REPORTS TO PARTICIPANTS

17.	How will I be advised of my purchases of stock?

You will receive a Summary of Holdings as soon as practicable after the investment occurs. The Summary of Holdings shows the number of shares of common stock credited to your account through the reinvestment of dividends, optional cash payments or payroll deduction purchases on the investment date, the price and fair market value of the common stock on the investment date, the total number of shares you purchased under the Plan to date for the calendar year in which the investment date occurs, as well as the total number of shares held in your account as of the investment date. All pertinent information for each calendar year will be set forth on the Summary of Holdings relating to the November Investment Date, which you will receive before the end of the applicable year and which you should keep for tax purposes. In addition, you will receive the same communications sent to every other holder of the common stock, including annual reports, notices of shareholders’ meetings and proxy statements, and income tax information for reporting dividends paid.

DIVIDENDS

18.	How will I be credited with dividends on shares held in my account under the Plan?

We pay dividends, when and as declared by the Board of Directors, to the holders of record of our shares of common stock. Computershare will receive dividends for all shares credited to your account on the record date. Computershare will credit these dividends to you on the basis of full and fractional shares held in your account and will reinvest these dividends in additional shares (or distribute these dividends to you if you choose to participate by optional cash payments or payroll deduction only).

CERTIFICATES FOR SHARES

19.	Will I receive stock certificates for the shares purchased under the Plan?

All stock purchased under the Plan will be credited to your account and held in book-entry form. The number of shares credited to an account under the Plan will be shown on your Summary of Holdings. This additional service protects you against loss, theft, or destruction of stock certificates.

As a general rule, we do not issue stock certificates, other than by special request. You may request stock certificates for any number of full shares accumulated in your account under the Plan at any time by (i) accessing your shareholder account through the Computershare website at www.computershare.com/investor, (ii) by calling Computershare at 1-800-736-3001, or (iii) written request mailed to Computershare at Computershare, UTL Dividend Reinvestment Plan, P.O. Box 30170, College Station, TX 77842-3170. A withdrawal/termination form is provided with the Summary of Holdings for this purpose. Computershare will issue the stock certificates upon special request in your name at no charge.

When Computershare issues certificates to you, future dividends on these shares will be treated in accordance with the instructions indicated upon enrollment. Computershare will continue to credit any remaining full shares and fractional shares to your account. Computershare will not issue certificates for fractional shares under any circumstances.

Shares credited to an account under the Plan may not be pledged. If you wish to pledge your shares, you must make a request to Computershare that certificates for these shares be issued in your name.

20.	In whose name will Computershare maintain the accounts?

Computershare will maintain the accounts in your name as shown on our records at the time you enter the Plan.

Upon written request to Computershare, Plan shares also can be registered in names other than the account name, subject to compliance with any applicable laws and your payment of any applicable taxes, provided that the certificate or stock power bears your signature, and your signature is Medallion guaranteed by a brokerage firm or a financial institution that is a member of a Stock Transfer Association approved Medallion program, such as STAMP, SEMP or MSP with an official medallion imprint. You may contact Computershare for additional information on transferring your shares or obtain transfer information from Computershare’s website at www.computershare.com/investor.

CHANGING FORM OF PARTICIPATION AND WITHDRAWAL

21.	How can I change my form of participation?

You may change your form of participation at any time by (i) accessing your shareholder account through the Computershare website at www.computershare.com/investor, (ii) calling Computershare at 1-800-736-3001, (iii) completing a new Enrollment Form and mailing it to Computershare or (iv) submitting a written request to change the form of participation to Computershare at Computershare, UTL Dividend Reinvestment Plan, P.O. Box 30170, College Station, TX 77842-3170. Computershare must receive your change notification on or before the record date of a dividend payment in order for the change to be effective for such dividend.

22.	May I terminate my participation in the Plan?

Yes. The Plan is entirely voluntary. You may terminate your participation in the Plan at any time. If Computershare receives your request to terminate near a record date for an account whose dividends are to be reinvested, Computershare, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on your behalf. In the event that Computershare reinvests such dividends on your behalf, Computershare will process the termination as soon as practicable, but in no event later than five business days after the investment is complete. If your account has any uninvested optional cash payments (including payroll deductions), then Computershare will promptly return the funds after the termination has been completed.

23.	How do I terminate my participation in the Plan?

You may terminate your participation in the Plan at any time by (i) accessing your shareholder account through the Computershare website at www.computershare.com/investor, (ii) calling Computershare at 1-800-736-3001 or (iii) completing withdrawal request, in writing, and mailing it to Computershare at Computershare, UTL Dividend Reinvestment Plan, P.O. Box 30170, College Station, TX 77842-3170. A withdrawal/termination form is provided with the Summary of Holdings for this purpose.

Upon termination, you can either elect to reassign your whole Plan shares to Direct Registration System book shares (“DRS Shares”) and receive a check for the value of any fractional shares, or you can request Computershare to sell all of the shares held in your Plan account. You may also request a stock certificate, as discussed in Question 19 above. Any check for a fractional share will be based on the current market value, less a service fee of $15 and a processing fee of $0.12 per share sold. This election can be made by any of the methods noted above.

If you request Computershare to sell all of your shares, then you have two choices, depending on how you submit your sale request, as follows:

•	Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor through Investor Centre or by calling Computershare directly at 1-781-575-3100. Market order sale requests received at www.computershare.com/investor through Investor Centre or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern time). Any orders received after 4:00 p.m. Eastern time will be placed promptly on the next day the market is open. The price shall be the market price of the sale obtained by the Computershare’s broker, less a service fee of $25 and a processing fee of $0.12 per share sold.

•	Batch Order: A batch order is an accumulation of all sale requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by Computershare will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. Batch order sales are available at www.computershare.com/investor, through Investor Centre or by calling directly at 1-781-575-3100. All sales requests received in writing will be submitted as batch order sales. Computershare will cause your shares to be sold on the open market within five business days of receipt of your request. To maximize cost savings for batch order sales requests, Computershare may combine each selling Plan participant’s shares with those of other selling Plan participants. In every case of a batch order sale, the price to each selling Plan participant shall be the weighted average sale price obtained by the Computershare’s broker for each aggregate order placed by the Agent and executed by the broker, less a service fee of $15 and a processing fee of $0.12 per share sold. Proceeds are normally paid by check, which are distributed within one business day after your sale transaction has settled. All per share processing fees include any brokerage commissions Computershare is required to pay.

If you decide to reassign your whole Plan shares to DRS Shares for the number of full shares and redeem the fractional shares in your account or if we terminate the Plan, Computershare will send you a transaction statement as well as the proceeds from the sale of your fractional shares as soon as practicable. Thereafter, cash dividends on DRS Shares will be paid to you and not reinvested in common stock.

24.	If I am an employee participating through payroll deductions, how do I withdraw from the Plan?

If you are an employee who has elected payroll deductions you must notify the Company’s Human Resources Department in writing to discontinue the payroll deductions sufficiently in advance of your next paycheck to allow processing before sending a termination request to Computershare as discussed in Question 23, above. When we, or our subsidiary or affiliate, receive and process the notice, we will make no further payroll deductions and we will pay you in cash the accumulated amount withheld.

25.	What happens to a fraction of a share when I terminate my participation in the Plan or if Unitil discontinues the Plan?

When you terminate your participation in the Plan or if we discontinue the Plan, Computershare will mail a redemption check representing any fractional share directly to you. The cash payment will be based on the current market value that day, less a service fee of $15 and a processing fee of $0.12 per share sold. Computershare will process your request to terminate your account within five business days of its receipt.

26.	May I terminate my participation through payroll deductions and still remain in the Plan?

Yes. You may terminate your payroll deductions and leave your shares in the Plan. You may also continue to make optional cash payments directly to Computershare.

27.	May I later re-enroll in the Plan if I choose?

Generally, as long as you are a shareholder of record you may elect to re-enroll in the Plan at any time by following the same procedures described in Question 5, above. However, we reserve the right to reject any enrollment request from a previous participant on grounds of excessive enrollment and termination of participation in the Plan to minimize unnecessary administrative expense and to encourage use of the Plan as a long-term shareholder investment service.

OTHER INFORMATION AND TAX CONSIDERATIONS

28.	What happens when I sell or transfer all of the shares registered in my name?

If you dispose of all the shares of common stock registered in your name, unless otherwise instructed by you, Computershare will continue to reinvest the dividends on the shares credited to your account under the Plan in accordance with your most recent instructions for Plan participation. You may continue to invest through optional cash payments. However, if you have only a fractional share of stock credited to your account under the Plan on the record date for any cash dividend on the common stock, we reserve the right not to reinvest any additional dividends on such fractional shares. If we exercise this right, you will receive a redemption check representing such fractional share as well as a check for the cash dividend on such fractional share. The redemption check for the fractional share will be based on the market value that day, less a service fee of $15 and a processing fee of $0.12 per share sold, as described in Questions 23 and 25, above.

If you have only a portion of your dividends reinvested pursuant to the Plan and you dispose of shares of common stock, to the extent that you have fewer shares registered in your name than the number indicated on your Enrollment Form as the shares for which dividends are to be paid in cash, we will send to Computershare and Computershare will pay out dividends on all shares registered in your name as well as those credited to your account under the Plan.

29.	In a rights offering, how would the rights on Plan shares be handled?

In a rights offering, you would receive rights based on the number of shares credited to your account under the Plan. Rights certificates for the nearest number of whole shares will be mailed to you at your account address.

30.	What happens if Unitil declares a stock dividend or stock split?

Computershare will credit your Plan account with any shares resulting from a stock split or a stock dividend paid on shares held in your Plan account. If you hold any shares directly, Computershare will credit your account with the number of DRS Shares resulting from the stock dividend or stock split on such shares, as Computershare does for those shareholders who are not participating in the Plan.

31.	How will my shares held under the Plan be voted at meetings of shareholders?

You may vote shares registered in your name (including shares in your account under the Plan) on any matter submitted to a meeting of shareholders (i) in person at the meeting or (ii) by delivering a properly completed proxy card designating another person to vote on your behalf at the meeting.

32.	What are the federal income tax consequences of participation in the Plan?

The following is a summary of federal income tax consequences of participating in the Plan. Since this is only a summary and since state, local and other tax laws vary, you should consult your tax advisor to determine the tax consequences of participating in the Plan. The following does not purport to deal with all aspects of taxation that may be relevant to you in light of your personal investment circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions, or broker-dealers) subject to special treatment under federal income tax laws. The following is based on various rulings by the Internal Revenue Service regarding several types of dividend reinvestment plans. No ruling, however, has been issued or requested regarding the Plan. Additionally, this discussion is not binding upon, nor considered authority by, the Internal Revenue Service or any court, and no assurance can be provided that the tax treatment discussed below or claimed by any shareholder participating in the Plan will not be successfully challenged by the Internal Revenue Service. Be sure to keep account statements for federal income tax purposes.

Reinvested Dividends

At our discretion, cash dividends that you reinvest under the Plan may be used to purchase shares directly from us or we may direct Computershare to purchase shares on the open market.

If Computershare purchases shares directly from us, you will be treated for federal income tax purposes as if you received a distribution in an amount equal to the fair market value of the shares you acquired through such reinvestment. In general, that value will be based on the average of the high and low sales prices for our common stock as published by the New York Stock Exchange on the applicable cash dividend payment date. For example, if Computershare invests $100 in dividends for your account under the Plan and, on the cash dividend payment date, the shares have a fair market value of $105.26, for federal income tax purposes you would be treated as having received a distribution in the amount of $105.26.

If Computershare purchases shares on the open market, you will be treated for federal income tax purposes as having received a distribution in an amount equal to the cash dividend used to purchase the common stock. All per share processing fees that we pay when you buy stock through the Plan are considered distributions and together with the cash dividend must be reported as taxable income to you. Your basis in the stock will be equal to the cash dividend and the per share processing fees.

Optional Cash Payments

At our discretion, Computershare may use optional cash payments to purchase shares either directly from us or on the open market. We will pay any per share processing fees in connection with open market purchases. If the shares are purchased directly from us, you will recognize no taxable income, and your tax basis in the shares will be equal to the price you paid for these shares. However, if Computershare purchases shares on the open market, any per share processing fees paid by us in connection with the purchase would be treated as a taxable dividend distribution to you. In that case, your basis in the shares would be equal to the cash you paid to purchase the shares on the open market plus the per share processing fees. See Question 15, above, discussing the price of shares purchased under the Plan.

Distributions including a Return of Capital

Generally, distributions to you on your common stock are taxable as ordinary dividend income to the extent of your share of our current or accumulated earnings and profits. The amount of any distribution in excess of earnings and profits, not taxable as ordinary dividend income, will reduce your tax basis in the common stock with respect to which the distribution was received, and, to the extent it exceeds your tax basis, as gain from a sale of that common stock.

General

Taxable dividend distributions to you may give rise to a liability for the payment of income tax without providing you with the immediate cash to pay the tax when it becomes due.

You will not realize any taxable income solely as a result of reassignment of Plan shares to DRS Shares that are already credited to your account under the Plan, either upon request for reassignment of those shares, or upon termination of your participation in the Plan or our discontinuation of the Plan.

You will recognize a gain or loss when shares are sold, whether such sale is pursuant to your request upon your withdrawal from the Plan or takes place after your withdrawal from or our termination of the Plan. You will also recognize a gain or a loss when you receive a cash payment for a fraction of a share. In either event, the amount of the gain or loss will be the difference between the amount that you receive for the shares or fraction of a share and the tax basis thereof.

Computershare will send you a Form 1099-DIV on an annual basis that will state the total amount of dividends paid to you plus any fees and commissions paid by us. Your holding period for shares acquired pursuant to the Plan will begin on the day following the applicable investment date.

If you are a corporate recipient of dividends reinvested you may be entitled to a dividends-received deduction. However, if you are subject to the alternative minimum tax, a portion of your dividends-received deduction may be treated as an adjustment under the adjusted current earnings adjustment of Section 56(g) of the Internal Revenue Code of 1986, as amended (the “Code”).

33.	What provision is made for foreign shareholders subject to income tax withholding or other shareholders subject to back-up withholding?

Generally, if you are a foreign shareholder and elect to have your dividends reinvested, these dividends will be subject to withholding of United States income tax under Sections 1441 and 1442 of the Code at the rate of 30% of the amount of the dividend, or at a lower applicable treaty rate. If, however, the dividend is effectively connected with your conduct of a trade or business within the United States, or in the case of an applicable tax treaty is attributable to your permanent establishment in the United States, the dividend will be subject to regular United States federal income tax. In the case of a foreign shareholder that is a corporation, the dividend also may be subject to a branch profits tax at the rate of 30% or a lower applicable treaty rate. For these purposes, a foreign shareholder is any shareholder who is not considered a United States Person under Code Section 7701(a)(30), which generally treats the following as a United States Person: (1) citizens or residents of the United States; (2) domestic partnership; (3) domestic corporation; (4) any estate other than a foreign estate within the meaning of Code Section 7701(a)(31); and (5) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust.

If you are a foreign shareholder and elect to have dividends reinvested or if you are subject to “back-up” withholding under Section 3406(a)(1) of the Code, Computershare will invest in shares of common stock an amount equal to your dividends less the amount of tax required to be withheld. Your quarterly statements confirming purchases made will indicate the net payment invested.

If you are a foreign shareholder and elect to make optional cash payments only, you will continue to receive cash dividends on shares registered in your name in the same manner as if you were not participating in the Plan. Optional cash payments that Computershare receives from you must be in United States dollars drawn on a United States bank and will be invested in the same way as payments from other participants in the Plan.

If you are a shareholder that elects to have your dividends reinvested, “back-up” withholding rules under Section 3406(a)(1) of the Code require us to withhold for United States income tax purposes 28% of all your dividend payments if (i) you have not provided us with your taxpayer identification number, which for an individual is your social security number, (ii) the Internal Revenue Service has notified us that the taxpayer identification number you have provided is incorrect, (iii) the Internal Revenue Service notifies us that back up withholding should begin because you have failed to properly report interest or dividends or (iv) you have failed to certify, under penalties of perjury, that you are not subject to back up withholding. Backup withholding is not an additional tax and may be refunded; provided, that certain required information is furnished to the Internal Revenue Service.

34.	Can Unitil change or discontinue the Plan?

While we intend at the present time to continue the Plan indefinitely, we can amend, suspend, modify or discontinue the Plan at any time. We will send you notice of any amendment, suspension, modification or discontinuation. Computershare can resign at any time upon reasonable notice to us in writing. We have the right to elect and appoint a new agent at any time, including us or our nominee, to administer the Plan.

35.	What are the responsibilities of Unitil and Computershare under the Plan?

Neither we nor Computershare will be liable for any act done or omitted in good faith including, without limitation, any claim of liability arising out of failure to terminate your account upon your death prior to receipt of notice in writing of your death, the price at which the Company’s common stock is purchased or sold for participants’ accounts, the times when purchases or sales are made, or fluctuations in the market value of the Company common stock.

You should recognize that neither we nor Computershare can guarantee you a profit or protect you against a loss on the shares purchased under the Plan.

36.	Who interprets and regulates the Plan?

We reserve the right to interpret and regulate the Plan as may be necessary or desirable in connection with the operation of the Plan.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and quarterly reports, proxy statements and other information with the SEC. You may access our SEC filings in the Investor Relations section of our website at www.unitil.com. You may also read and copy these materials at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

You may obtain copies of our filed reports from the SEC upon payment of a duplicating fee. Our SEC filings are also available on the SEC’s website at www.sec.gov. General information about us is also available on our website at www.unitil.com. However, the information on our website is not a part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC. This prospectus does not contain all information or exhibits to the registration statement. You may view the registration statement on our website at the address above, and you may also inspect the registration statement and exhibits without charge at the SEC’s office, 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies upon payment of a duplicating fee.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. We are incorporating by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus, other than any information we furnish, rather than file, with the SEC pursuant to certain items of Form 8-K, until we terminate this offering. Any of those future filings will update, supersede and replace the information contained in or incorporated by reference in this prospectus at the time of the future filings. We incorporate by reference the following documents that we filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

•	our Current Reports on Form 8-K filed with the SEC on December 17, 2012, as amended by Form 8-K/A, Amendment No. 1, filed on January 4, 2013, April 23, 2013, June 10, 2013, October 9, 2013, October 18, 2013 and December 13, 2013;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 filed on April 24, 2013, June 30, 2013 filed on July 24, 2013 and September 30, 2013 filed on October 23, 2013; and

•	the description of our common stock, no par value, contained in the registration statement on Form 8-A/A filed with the SEC on August 13, 2008.

We will provide you with a copy of these documents at no cost upon your written or oral request to:

Shareholder Relations

Unitil Corporation

6 Liberty Lane West

Hampton, NH 03842-1720

Telephone (800) 999-6501

www.unitil.com

InvestorRelations@unitil.com

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with other information.

USE OF PROCEEDS

We will receive no proceeds when Computershare purchases common stock for the Plan on the open market. When Computershare purchases common stock for the Plan directly from us, we will use the proceeds for general corporate purposes.

LEGAL MATTERS

Gary Epler, our Chief Regulatory Counsel, has given us his opinion on the validity of the common stock being offered under the Plan. As of July 27, 2010, Mr. Epler beneficially owned approximately 3,662 shares of our common stock. As of January 24, 2014, Mr. Epler beneficially owned approximately 6,620 shares of our common stock.

EXPERTS

The financial statements of Unitil Corporation included in our Annual Report on Form 10-K for the year ended December 31, 2012 incorporated by reference in this prospectus have been so incorporated in reliance on the report of McGladrey LLP, independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

INDEMNIFICATION

We are organized under the laws of the State of New Hampshire. The New Hampshire Business Corporation Act and our By-Laws permit or require indemnification of our directors and officers in a variety of circumstances, which may include indemnification with respect to liabilities under the Securities Act of 1933. Also, we have purchased insurance permitted by the New Hampshire Business Corporation Act on behalf of our directors, officers, employees and agents which may cover liabilities under the Securities Act of 1933.

The SEC has taken the position that indemnifying our directors, officers and controlling persons for liabilities under the Securities Act of 1933 is against public policy and is, therefore, unenforceable. In addition, according to SEC requirements, we will not make any indemnification payment described in the prior sentence unless a court of competent jurisdiction has determined that the indemnification is not against public policy.

Dividend Reinvestment and Stock Purchase Plan

121,148 Shares of Common Stock

PROSPECTUS

January 28, 2014

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.	Exhibits.

Exhibit No.	Description of Exhibit	Reference

4.1	Articles of Incorporation of Unitil Corporation	Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-14, No. 2-93769, dated October 12, 1984.

4.2	Articles of Amendment to the Articles of Incorporation of Unitil Corporation, filed on March 4, 1992 with Secretary of State of New Hampshire	Incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1991 (SEC File No. 1-08858).

4.3	Articles of Amendment to the Articles of Incorporation of Unitil Corporation, filed on September 23, 2008 with Secretary of State of New Hampshire	Incorporated by reference to Exhibit 3.3 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-3 No. 333-152823, filed on November 25, 2008.

4.4	Articles of Amendment to the Articles of Incorporation of Unitil Corporation, filed on April 27, 2011 with Secretary of State of New Hampshire	Filed herewith.

4.5	Third Amended and Restated By-Laws of Unitil Corporation	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (SEC File No. 1-08858), filed on December 13, 2013.

4.6	Twelfth Supplemental Indenture of Unitil Energy Systems, Inc., successor to Concord Electric Company, dated as of December 2, 2002, amending and restating the Concord Electric Company Indenture of Mortgage and Deed of Trust dated as of July 15, 1958	Incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (SEC File No. 1-08858), filed on March 28, 2003.

4.7	Thirteenth Supplemental Indenture of Unitil Energy Systems, Inc., dated as of September 26, 2006	**

4.8	Fourteenth Supplemental Indenture of Unitil Energy Systems, Inc., dated as of March 2, 2010	Incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K (SEC File No. 1-08858), filed on March 8, 2010.

4.9	Fitchburg Note Agreement dated November 30, 1993 for the 6.75% Notes due November 23, 2023	Incorporated by reference to Exhibit 4.18 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (SEC File No. 1-08858).

4.10	Fitchburg Note Agreement dated January 26, 1999 for the 7.37% Notes due January 15, 2029	Incorporated by reference to Exhibit 4.25 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (SEC File No. 1-08858), filed on March 30, 2000.

4.11	Fitchburg Note Agreement dated June 1, 2001 for the 7.98% Notes due June 1, 2031	Incorporated by reference to Exhibit 4.6 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 (SEC File No. 1-08858), filed on August 14, 2001.

4.12	Fitchburg Note Agreement dated October 15, 2003 for the 6.79% Notes due October 15, 2025	Incorporated by reference to Exhibit 4.7 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (SEC File No. 1-08858), filed on February 27, 2004.

4.13	Fitchburg Note Agreement dated December 21, 2005 for the 5.90% Notes due December 15, 2030	**

4.14	Northern Utilities Note Purchase Agreement, dated as of December 3, 2008, for the 6.95% Senior Notes, Series A due December 3, 2018 and the 7.72% Senior Notes, Series B due December 3, 2038	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (SEC File No. 1-08858), filed on December 4, 2008.

4.15	Northern Utilities Note Purchase Agreement, dated as of March 2, 2010, for the 5.29% Senior Notes, due March 2, 2020	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (SEC File No. 1-08858), filed on March 8, 2010.

4.16	Unitil Realty Corp. Note Purchase Agreement dated July 1, 1997 for the 8.00% Senior Secured Notes due August 1, 2017	Incorporated by reference to Exhibit 4.22 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (SEC File No. 1-08858), filed on March 31, 1998.

4.17	Unitil Corporation Note Purchase Agreement, dated as of May 2, 2007, for the 6.33% Senior Notes due May 1, 2022	**

4.18	Granite State Note Purchase Agreement, dated as of December 15, 2008, for the 7.15% Senior Notes due December 15, 2018	Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K (SEC File No. 1-08858), filed on December 17, 2008.

5.1	Opinion of Gary Epler	Previously filed.

23.1	Consent of Gary Epler	Previously filed.

23.2	Consent of McGladrey LLP	Filed herewith.

24.1	Powers of Attorney	Previously filed.

**	In accordance with Item 601(b)(4)(iii)(A) of Regulation S-K, the instrument defining the debt of the registrant and its subsidiaries, described above, has been omitted but will be furnished to the Securities and Exchange Commission upon request.

ITEM 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)	That for the purpose of determining liability under the Securities Act of 1933 to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hampton, State of New Hampshire, on this 28th day of January, 2014.

UNITIL CORPORATION
(Registrant)

By:	/s/ Mark H. Collin
Mark H. Collin
Senior Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Director, Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	January 28, 2014
Robert G. Schoenberger

/s/ Mark H. Collin	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	January 28, 2014
Mark H. Collin

*	Controller and Chief Accounting Officer (Principal Accounting Officer)	January 28, 2014
Laurence M. Brock

*	Director	January 28, 2014
William D. Adams

*	Director	January 28, 2014
Dr. Robert V. Antonucci

*	Director	January 28, 2014
David P. Brownell

Signature	Title	Date

Director
Lisa Crutchfield

*	Director	January 28, 2014
Albert H. Elfner, III

*	Director	January 28, 2014
Edward F. Godfrey

*	Director	January 28, 2014
Michael B. Green

*	Director	January 28, 2014
Eben S. Moulton

*	Director	January 28, 2014
M. Brian O’ Shaughnessy

*	Director	January 28, 2014
Dr. Sarah P. Voll

Director
David A. Whiteley

*	By:	/s/ Mark H. Collin
	Name:	Mark H. Collin
	Title:	Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit	Reference

4.1	Articles of Incorporation of Unitil Corporation	Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-14, No. 2-93769, dated October 12, 1984.

4.2	Articles of Amendment to the Articles of Incorporation of Unitil Corporation, filed on March 4, 1992 with Secretary of State of New Hampshire	Incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1991 (SEC File No. 1-08858).

4.3	Articles of Amendment to the Articles of Incorporation of Unitil Corporation, filed on September 23, 2008 with Secretary of State of New Hampshire	Incorporated by reference to Exhibit 3.3 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-3 No. 333-152823, filed on November 25, 2008.

4.4	Articles of Amendment to the Articles of Incorporation of Unitil Corporation, filed on April 27, 2011 with Secretary of State of New Hampshire	Filed herewith.

4.5	Third Amended and Restated By-Laws of Unitil Corporation	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (SEC File No. 1-08858), filed on December 13, 2013.

4.6	Twelfth Supplemental Indenture of Unitil Energy Systems, Inc., successor to Concord Electric Company, dated as of December 2, 2002, amending and restating the Concord Electric Company Indenture of Mortgage and Deed of Trust dated as of July 15, 1958	Incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (SEC File No. 1-08858), filed on March 28, 2003.

4.7	Thirteenth Supplemental Indenture of Unitil Energy Systems, Inc., dated as of September 26, 2006	**

4.8	Fourteenth Supplemental Indenture of Unitil Energy Systems, Inc., dated as of March 2, 2010	Incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K (SEC File No. 1-08858), filed on March 8, 2010.

4.9	Fitchburg Note Agreement dated November 30, 1993 for the 6.75% Notes due November 23, 2023	Incorporated by reference to Exhibit 4.18 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (SEC File No. 1-08858).

4.10	Fitchburg Note Agreement dated January 26, 1999 for the 7.37% Notes due January 15, 2029	Incorporated by reference to Exhibit 4.25 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (SEC File No. 1-08858), filed on March 30, 2000.

4.11	Fitchburg Note Agreement dated June 1, 2001 for the 7.98% Notes due June 1, 2031	Incorporated by reference to Exhibit 4.6 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 (SEC File No. 1-08858), filed on August 14, 2001.

4.12	Fitchburg Note Agreement dated October 15, 2003 for the 6.79% Notes due October 15, 2025	Incorporated by reference to Exhibit 4.7 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (SEC File No. 1-08858), filed on February 27, 2004.

4.13	Fitchburg Note Agreement dated December 21, 2005 for the 5.90% Notes due December 15, 2030	**

4.14	Northern Utilities Note Purchase Agreement, dated as of December 3, 2008, for the 6.95% Senior Notes, Series A due December 3, 2018 and the 7.72% Senior Notes, Series B due December 3, 2038	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (SEC File No. 1-08858), filed on December 4, 2008.

4.15	Northern Utilities Note Purchase Agreement, dated as of March 2, 2010, for the 5.29% Senior Notes, due March 2, 2020	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (SEC File No. 1-08858), filed on March 8, 2010.

4.16	Unitil Realty Corp. Note Purchase Agreement dated July 1, 1997 for the 8.00% Senior Secured Notes due August 1, 2017	Incorporated by reference to Exhibit 4.22 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (SEC File No. 1-08858), filed on March 31, 1998.

4.17	Unitil Corporation Note Purchase Agreement, dated as of May 2, 2007, for the 6.33% Senior Notes due May 1, 2022	**

4.18	Granite State Note Purchase Agreement, dated as of December 15, 2008, for the 7.15% Senior Notes due December 15, 2018	Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K (SEC File No. 1-08858), filed on December 17, 2008.

5.1	Opinion of Gary Epler	Previously filed.

23.1	Consent of Gary Epler	Previously filed.

23.2	Consent of McGladrey LLP	Filed herewith.

24.1	Powers of Attorney	Previously filed.

**	In accordance with Item 601(b)(4)(iii)(A) of Regulation S-K, the instrument defining the debt of the registrant and its subsidiaries, described above, has been omitted but will be furnished to the Securities and Exchange Commission upon request.